Exhibit 99.1
“Your Business Communications Partner”
News Release

For Immediate Release	Contact: Bob Lougee (703) 721-3080
Friday, March 31, 2006
USA Mobility Reschedules Date to File 10-K
and Amended Financial Statements
Quarterly Conference Call to Proceed as Planned
Alexandria, VA (March 31, 2006) — USA Mobility, Inc. (Nasdaq: USMO), a leading provider of wireless messaging services, today announced it has delayed the filing of its Annual Report on Form 10-K for the year ended December 31, 2005 as well as its previously announced financial restatements, from today, March 31, 2006, and will file as soon as practicable. The company will release limited and unaudited operating results on April 3, 2006, and will host its quarterly conference call with investors to review fourth quarter 2005 and annual operating results as scheduled on April 4, 2006 at 11:00 a.m. Eastern Time.
The company said the delay was the result of unforeseen time requirements in connection with completing its restatements of income taxes and deferred tax assets for 2003, 2004, and the interim periods in 2004 and 2005.
The company’s quarterly conference call for investors will be Tuesday, April 4, at 11:00 a.m. ET. The dial-in number is 800-262-1292 (toll-free) or 719-457-2680 (toll). The pass code for the call is 4879478. A replay of the call will be available from 3:00 p.m. ET on April 4 until 11:59 p.m. ET on Tuesday, April 18, 2006. The replay number is 888-203-1112 (toll-free) or 719-457-0820 (toll). The pass code for the replay is 4879478.
About USA Mobility
USA Mobility, Inc., headquartered in Alexandria, Virginia, is a leading provider of paging products and other wireless services to the business, government, healthcare and emergency response sectors. USA Mobility offers traditional one-way and advanced two-way paging via its nationwide networks covering more than 90% of the U.S. population. In addition, the company offers mobile voice and data services through Sprint Nextel and

Cingular Wireless, including BlackBerry and GPS location applications. The company’s product offerings include wireless connectivity systems for medical, business, government and other campus environments. USA Mobility focuses on the business-to-business marketplace and supplies mobile connectivity solutions to over two-thirds of the Fortune 1000 companies. For further information visit www.usamobility.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act: This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties and reflect the company’s judgment as of the date of this release. These statements include those related to the company’s completion of its restatement and audit of its consolidated financial statements, new determinations and calculations, time to complete the review and audit and internal controls over financial reporting. Actual events or results may differ materially from the company’s expectations. There can be no assurance that the review or subsequent processes or filings will be timely completed, that any modifications or changes can be timely or effectively implemented, that other errors or internal control deficiencies or weaknesses will not be identified during the preparation and audit of the consolidated financial statements nor that adjustments for other periods will not be required. In addition, our financial results and stock price may suffer as a result of this review and any subsequent determinations from this process or any actions taken by governmental or other regulatory bodies as a result of this process. Additional information concerning these and other risk factors affecting the company’s business can be found in the company’s public periodic filings with the Securities and Exchange Commission, available via the company’s web site at www.usamobility.com. The company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.
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